[GRAPHIC OMITTED] UNISOURCE ENERGY NEWS LOGO



FOR IMMEDIATE RELEASE                                             August 7, 2005
Media Contact: Art McDonald, (520) 884-3628                          Page 1 of 7
Financial Analyst Contact: Jo Smith, (520) 884-3650

            UNISOURCE ENERGY REPORTS SECOND QUARTER EARNINGS FOR 2005

TUCSON, ARIZ. - UniSource Energy Corp. (NYSE: UNS) today reported earnings for the second quarter of 2005 of $9.5 million, or $0.27 per basic share of common stock. For the same quarter last year, UniSource Energy reported earnings of $12.8 million, or $0.37 per share

Warmer weather and continued growth in the number of customers at UniSource Energy's largest subsidiary, Tucson Electric Power Company (TEP), led to an increase of $6.6 million, or 3.5 percent, in TEP's retail revenues compared with the same period last year. However, planned outages at generating units serving TEP and the expiration of a power exchange agreement led to lower wholesale revenues and higher purchased power costs. These factors led to a $6.4 million reduction in TEP's utility gross margin (the sum of retail and wholesale electric revenues less fuel and purchased power expense) which contributed to the year-over-year reduction in quarterly earnings.

UniSource Energy also incurred costs of $5.4 million during the second quarter of 2005 related to the completion of the financial restructuring of TEP. UniSource Energy expects its on-going interest costs to be reduced by approximately $10 million per year as a result of its 2005 financing activities.

"We took advantage of the favorable financial markets and entered into new credit agreements for UniSource Energy, UES and TEP," said James S. Pignatelli Chairman, President and CEO of UniSource Energy. "These financings improved TEP's capital structure, provided additional sources of liquidity, and lowered interest costs."

UniSource Energy Services, which provides gas and electric service in northern and southern Arizona through subsidiaries UNS Gas and UNS Electric, earned $1.1 million in the second quarter of 2005, compared with earnings of $0.5 million in the same period last year.

Millennium Energy Holdings, a subsidiary that oversees UniSource Energy's unregulated investments, reported a net loss of $2.1 million in the second quarter of 2005 compared with a net loss of $3.3 million in the same period last year.

TUCSON ELECTRIC POWER COMPANY

TEP reported earnings in the second quarter of 2005 of $12.1 million, or $0.35 per basic UniSource Energy share, compared with earnings of $18.0 million, or $0.52 per share, during the same period last year.

Retail revenues increased to $195.5 million due, in part, to warmer weather and continued growth in the number of customers. Cooling degree days in TEP's service area increased 11.5 percent over the second quarter of 2004 and were 4.6 percent higher than the 10-year average. TEP's retail customer base expanded to 379,250 in the second quarter of 2005, a 2.4 percent increase from the second quarter of 2004.

Wholesale revenues declined by $4.3 million in the second quarter of 2005 compared with the same period last year. TEP's wholesale opportunities were limited by increased retail demand, power plant outages, and the expiration of a power exchange agreement with Southern California Edison.

Plant outages during the second quarter of 2005 included a three-week planned maintenance shutdown of Unit 2 at San Juan Generating Station. TEP owns 50 percent, or 158 MW of capacity, of Unit 2. Unit 5 at Four Corners Generating Station also was taken out of service for more than two weeks for maintenance. TEP owns 55 MW of capacity from Four Corners Unit 5.

"Buying energy to replace those resources proved costly during the second quarter, particularly with the increased energy use by retail customers and high market power prices," Pignatelli said. TEP expects to realize benefits from the higher power prices later this year when more energy from our lower cost coal-fired generation is available to sell into the wholesale market, Pignatelli said.

TEP's Other Operations & Maintenance (O&M) expense increased $4.6 million in the second quarter of 2005 compared with the same period last year due primarily to higher maintenance costs at the utility's coal-fired power plants. Other O&M includes a $1.6 million gain from the sale of excess sulfur dioxide (SO2) emission allowances in the second quarter of 2005.

Other factors affecting TEP's second quarter earnings include higher expenses related to refinancing costs and additional amortization of the Transition Recovery Asset (TRA). Depreciation expense was reduced as a result of extending the depreciation lives of various generation assets as of July 2004 and April 2005.

UNS GAS

UNS Gas reported earnings in the second quarter of 2005 of $0.1 million, compared with a $1.0 million net loss during the same period last year.

Retail therm sales for the quarter increased 36 percent over last year due to cooler weather in northern Arizona and a growing customer base. UNS Gas' retail customer base grew to 135,870 by the end of the second quarter, a 4.2 percent increase from last year.

UNS ELECTRIC

UNS Electric reported earnings for the second quarter of 2005 of $1.0 million, compared with earnings of $1.5 million during the second quarter of 2004.

Warmer weather and customer growth led to a 3.8 percent increase in kWh sales compared with the same period last year. UNS Electric's customer base grew to 87,461 customers by the end of the second quarter.

YEAR TO DATE

UniSource Energy's consolidated year-to-date earnings through June 30, 2005, were $5.7 million, or $0.16 per basic share of common stock, compared with earnings of $19.2 million, or $0.56 per share, during the same period last year.

EARNINGS PER SHARE SUMMARY

                                          2ND QUARTER               YEAR-TO-DATE JUNE 30,
NET INCOME (LOSS) - IN MILLIONS          2005           2004  |        2005           2004
------------------------------------------------------------------------------------------
TEP                                     $12.1          $18.0  |        $7.5          $18.8
UNS Gas                                   0.1           (1.0) |         4.2            3.4
UNS Electric                              1.0            1.5  |         1.4            2.0
MEH                                      (2.1)          (3.3) |        (4.5)          (1.2)
Other                                    (1.6)          (2.4) |        (2.9)          (3.8)
------------------------------------------------------------------------------------------
UniSource Energy Consolidated            $9.5          $12.8  |        $5.7          $19.2
==========================================================================================

                                          2ND QUARTER               YEAR-TO-DATE JUNE 30,
PER UNISOURCE ENERGY SHARE               2005           2004  |        2005           2004
------------------------------------------------------------------------------------------
TEP                                     $0.35          $0.52  |       $0.22          $0.55
UNS Gas                                  0.00          (0.03) |        0.12           0.10
UNS Electric                             0.03           0.04  |        0.04           0.05
MEH                                     (0.06)         (0.09) |       (0.13)         (0.03)
Other                                   (0.05)         (0.07) |       (0.09)         (0.11)
------------------------------------------------------------------------------------------
UniSource Energy Consolidated           $0.27          $0.37  |       $0.16          $0.56
==========================================================================================

Avg. Basic Shares Outstanding
  (millions)                            34.8           34.4           34.7           34.3

(1) Includes net losses from Global Solar of: $1.8 million in the second quarter of 2005; $1.4 million in the second quarter of 2004; $3.3 million in the first six months of 2005; and $2.4 million in the first six months of 2004.

(2) Includes: for 2005, UniSource Energy stand-alone; and for 2004, also includes income and losses from UniSource Energy Development.


UniSource Energy believes that the presentation of TEP, UNS Gas, UNS Electric, Millennium, and Other segment net income or loss on a per basic UniSource Energy share basis, which are non-GAAP financial measures, provides useful information to investors by disclosing the results of operations of its business segments on a basis consistent with UniSource Energy's reported earnings.

EARNINGS OUTLOOK

UniSource Energy's management reaffirms its estimate that 2005 full year earnings will be between $1.50 and $1.75 per basic share.

Numerous factors can affect UniSource Energy's ability to reach the 2005 estimates. The factors include, but are not limited to: uncertainties prevailing in the wholesale power market; regulatory decisions; performance of TEP's generating plants; the weather; the pace and strength of the economic recovery in the region; fuel and purchased power expense; changes to long-term contracts; changes in asset depreciable lives; changes in accounting standards; and the amount of losses incurred by Millennium.

UniSource Energy's earnings are subject to its utilities' seasonal energy sales. Generally, TEP records a significant portion of its earnings during the third quarter as a result of peak energy usage during the summer.

SECOND QUARTER 2005 EARNINGS DISCUSSION

UniSource Energy officials will discuss the company's second quarter 2005 earnings on Monday, August 8, beginning at 2 p.m. EDT in a conference call that will be available live on the Internet. James S. Pignatelli, UniSource Energy Chairman, President and Chief Executive Officer, and Kevin P. Larson, Vice President and Chief Financial Officer, will host the call.

Telephone Access
----------------
To listen to the live conference call, dial (877) 582-0446 five to 10 minutes prior to the event and reference confirmation code 8145125. A telephone replay will be available for seven days starting August 8. To listen to the replay, dial (800) 642-1687 and reference confirmation code 8145125.

Internet Access
---------------
A live audio-only webcast of the conference call is available through a link at www.UniSourceEnergy.com. Listeners are encouraged to visit the Web site at least 30 minutes before the event to register, download and install any necessary audio software. A recording of the webcast will be available for 30 days through a link at www.UniSourceEnergy.com.

UniSource Energy's primary subsidiaries include TEP, which serves more than 379,000 customers in southern Arizona; UniSource Energy Services, provider of natural gas and electric service for more than 223,000 customers in northern and southern Arizona; and Millennium Energy Holdings, parent company of UniSource Energy's unregulated energy businesses. For more information about UniSource Energy and its subsidiaries, visit www.UniSourceEnergy.com.

This news release contains forward-looking information that involves risks and uncertainties, that include, but are not limited to, the outcome of regulatory proceedings; the ongoing restructuring of the electric industry; regional economic and market conditions which could affect customer growth and the cost of fuel and power supplies; changes to long-term contracts; performance of TEP's generating plants; the weather; changes in asset depreciable lives; changes related to the recognition of unbilled revenue; the cost of debt and equity capital; changes in accounting standards; and other factors listed in UniSource Energy's Form 10-K and 10-Q filings with the Securities and Exchange Commission. The preceding factors may cause future results to differ materially from outcomes currently expected by UniSource Energy.

UNISOURCE ENERGY 2005 RESULTS

UNISOURCE ENERGY CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(in thousands of dollars, except per share          Three Months Ended
amounts)                                                   June 30,                INCREASE / (DECREASE)
                                                                                  ------------------------
(UNAUDITED)                                      2005              2004            AMOUNT       PERCENT
----------------------------------------------------------------------------------------------------------
OPERATING REVENUES
  Electric Retail Sales                         $ 231,785            $ 224,056     $  7,729           3.4
  Electric Wholesale Sales                         37,871               42,189       (4,318)        (10.2)
  Gas Revenue                                      26,058               20,212        5,846          28.9
  Other Revenues                                    4,878                3,624        1,254          34.6
----------------------------------------------------------------------------------------------------------
    TOTAL OPERATING REVENUES                      300,592              290,081       10,511           3.6
----------------------------------------------------------------------------------------------------------
OPERATING EXPENSES
  Fuel                                             55,863               55,340          523           0.9
  Purchased Energy                                 68,897               55,586       13,311          23.9
  Other Operations and Maintenance                 61,248               56,410        4,838           8.6
  Depreciation and Amortization                    33,344               36,560       (3,216)         (8.8)
  Amortization of Transition Recovery Asset        14,136               12,003        2,133          17.8
  Taxes Other Than Income Taxes                    12,510               12,611         (101)         (0.8)
----------------------------------------------------------------------------------------------------------
    TOTAL OPERATING EXPENSES                      245,998              228,510       17,488           7.7
----------------------------------------------------------------------------------------------------------
      OPERATING INCOME                             54,594               61,571       (6,977)        (11.3)
----------------------------------------------------------------------------------------------------------
OTHER INCOME (DEDUCTIONS)
  Interest Income                                   5,076                5,013           63           1.3
  Other Income                                      1,649                1,338          311          23.2
  Other Expense                                      (998)              (3,698)       2,700          73.0
----------------------------------------------------------------------------------------------------------
    TOTAL OTHER INCOME (DEDUCTIONS)                 5,727                2,653        3,074           N/M
----------------------------------------------------------------------------------------------------------
INTEREST EXPENSE
  Long-Term Debt                                   19,744               20,032         (288)         (1.4)
  Interest on Capital Leases                       19,401               20,065         (664)         (3.3)
  Loss on Reacquired Debt                           5,427                    -        5,427           N/M
  Other Interest Expense, Net of Amounts             (897)                (329)        (568)          N/M
     Capitalized
----------------------------------------------------------------------------------------------------------
    TOTAL INTEREST EXPENSE                         43,675               39,768        3,907           9.8
----------------------------------------------------------------------------------------------------------
INCOME BEFORE INCOME TAXES                         16,646               24,456       (7,810)        (31.9)
  Income Tax Expense                                7,178               11,655       (4,477)        (38.4)
----------------------------------------------------------------------------------------------------------

NET INCOME                                      $   9,468            $  12,801     $ (3,333)        (26.0)
==========================================================================================================
WEIGHTED-AVERAGE SHARES OF COMMON STOCK
   OUTSTANDING (000)                               34,807               34,392          415           1.2
==========================================================================================================
BASIC EARNINGS PER SHARE                            $0.27                $0.37       $(0.10)        (27.0)
==========================================================================================================
DILUTED EARNINGS PER SHARE                          $0.27                $0.37       $(0.10)        (27.0)
==========================================================================================================
DIVIDENDS PAID PER SHARE                            $0.19                $0.16        $0.03          18.8
==========================================================================================================

                                                    Three Months Ended
TUCSON ELECTRIC POWER                                    June 30,                  INCREASE / (DECREASE)
                                                                                 -------------------------
ELECTRIC MWH SALES:                              2005              2004            AMOUNT       PERCENT
----------------------------------------------------------------------------------------------------------
  Retail Sales                                  2,292,184            2,178,061      114,123           5.2
  Wholesale Sales                                 753,391              935,564     (182,173)        (19.5)
----------------------------------------------------------------------------------------------------------
    TOTAL                                       3,045,575            3,113,625      (68,050)         (2.2)
==========================================================================================================

N/M - Not Meaningful
Reclassifications have been made to prior periods to conform to the current period's presentation.

UNISOURCE ENERGY 2005 RESULTS

UNISOURCE ENERGY CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(in thousands of dollars, except per share             Six Months Ended             INCREASE / (DECREASE)
amounts)                                                    June 30,              --------------------------
(UNAUDITED)                                        2005              2004           AMOUNT       PERCENT
------------------------------------------------------------------------------------------------------------
OPERATING REVENUES
  Electric Retail Sales                            $403,375            $ 398,419    $   4,956           1.2
  Electric Wholesale Sales                           77,051               83,889       (6,838)         (8.2)
  Gas Revenue                                        72,607               69,013        3,594           5.2
  Other Revenues                                      8,488                8,844         (356)         (4.0)
------------------------------------------------------------------------------------------------------------
    TOTAL OPERATING REVENUES                        561,521              560,165        1,356           0.2
------------------------------------------------------------------------------------------------------------
OPERATING EXPENSES
  Fuel                                              103,154              102,789          365           0.4
  Purchased Energy                                  133,304              115,088       18,216          15.8
  Other Operations and Maintenance                  122,740              119,989        2,751           2.3
  Depreciation and Amortization                      68,168               71,696       (3,528)         (4.9)
  Amortization of Transition Recovery Asset          23,623               20,600        3,023          14.7
  Taxes Other Than Income Taxes                      26,009               25,722          287           1.1
------------------------------------------------------------------------------------------------------------
    TOTAL OPERATING EXPENSES                        476,998              455,884       21,114           4.6
------------------------------------------------------------------------------------------------------------
      OPERATING INCOME                               84,523              104,281      (19,758)        (18.9)
------------------------------------------------------------------------------------------------------------
OTHER INCOME (DEDUCTIONS)
  Interest Income                                    10,037                9,882          155           1.6
  Other Income                                        2,803                7,941       (5,138)        (64.7)
  Other Expense                                      (2,242)              (2,602)         360          13.8
------------------------------------------------------------------------------------------------------------
    TOTAL OTHER INCOME (DEDUCTIONS)                  10,598               15,221       (4,623)        (30.4)
------------------------------------------------------------------------------------------------------------
INTEREST EXPENSE
  Long-Term Debt                                     40,096               41,515       (1,419)         (3.4)
  Interest on Capital Leases                         39,147               40,109         (962)         (2.4)
  Loss on Reacquired Debt                             5,427                1,635        3,792           N/M
  Other Interest Expense, Net of Amounts               (886)                (543)        (343)        (63.2)
   Capitalized
------------------------------------------------------------------------------------------------------------
    TOTAL INTEREST EXPENSE                           83,784               82,716        1,068           1.3
------------------------------------------------------------------------------------------------------------
INCOME BEFORE INCOME TAXES                           11,337               36,786      (25,449)        (69.2)
  Income Tax Expense                                  5,652               17,564      (11,912)        (67.8)
------------------------------------------------------------------------------------------------------------
NET INCOME                                         $  5,685            $  19,222    $ (13,537)        (70.4)
============================================================================================================
WEIGHTED-AVERAGE SHARES OF COMMON STOCK
   OUTSTANDING (000)                                 34,721               34,288          433           1.3
============================================================================================================
BASIC EARNINGS PER SHARE                              $0.16                $0.56       $(0.40)        (71.4)
============================================================================================================
DILUTED EARNINGS PER SHARE                            $0.16                $0.55       $(0.39)        (70.9)
============================================================================================================
DIVIDENDS PAID PER SHARE                              $0.38                $0.32        $0.06          18.8
============================================================================================================

                                                     Six Months Ended
TUCSON ELECTRIC POWER                                      June 30,                 INCREASE / (DECREASE)
                                                                                 ---------------------------
ELECTRIC MWH SALES:                                2005              2004           AMOUNT       PERCENT
------------------------------------------------------------------------------------------------------------
  Retail Sales                                    4,068,585            3,986,808       81,777           2.1
  Wholesale Sales                                 1,515,369            1,824,854     (309,485)        (17.0)
------------------------------------------------------------------------------------------------------------
    TOTAL                                         5,583,954            5,811,662     (227,708)         (3.9)
============================================================================================================

N/M - Not Meaningful
Reclassifications have been made to prior periods to conform to the current period's presentation.